For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INCREASES IN TOTAL COMMITMENT AMOUNT AND BORROWING BASE

COMMITMENT AMOUNT INCREASES TO $100 MILLION

BORROWING BASE INCREASES TO $30 MILLION

RIVERTON, Wyoming – March 29, 2012 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”), today announced that the commitment amount and the borrowing base under its wholly-owned Energy One LLC subsidiary’s credit facility with BNP Paribas was increased from $75 million to $100 million regarding the commitment amount, and the borrowing base was increased from $28 million to $30 million on March 28, 2012.  The redetermination was based on an increase in estimated reserves of 2,644,779 BOE at January 31, 2012 up from 2,286,302 BOE at June 30, 2011, a 15.7% increase.  The Company has this facility in place to further its drilling, exploration and development activities.

Currently, the Company has no borrowings under its revolving credit facility and has the full $30 million available.  The Company is in compliance with the financial covenants under the credit facility and the next re-determination of its borrowing base is scheduled to occur on or before September 30, 2012.

“We are pleased with our banking relationship with BNP Paribas and expect to utilize this facility to supplement our cash flow in carrying out our drilling and completion commitments through year end 2012 and into 2013,” said Keith Larsen, CEO of U.S. Energy Corp.  “I am confident that through our ongoing drilling programs, we will continue to add meaningfully to our daily production rates, grow our reserves and replace our production,” he added.

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of oil and natural gas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "will," "anticipates," "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, our expected use of the credit facility, the anticipated development of additional reserves by USE and future growth in USE’s production and reserves.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011), all of which descriptions are incorporated herein by reference. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com